Exhibit 99.1

BIOCRYST AWARDED CONTRACT BY THE NATIONAL INSTITUTE OF ALLERGY AND INFECTIOUS DISEASES (NIAID) TO DEVELOP BCX4430 FOR THE TREATMENT OF MARBURG VIRUS DISEASE

Research Triangle Park, North Carolina – September 17, 2013 – BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) today announced that the National Institute of Allergy and Infectious Diseases (NIAID) has contracted with BioCryst for the development of BCX4430 as a treatment for Marburg virus disease. NIAID, part of the National Institutes of Health, has made an initial award of $5.0 million to BioCryst. The total funding could be up to $22.0 million over five years, if all contract options are exercised. BCX4430 is the lead compound in BioCryst’s broad-spectrum antiviral (BSAV) research program.

The goals of this contract are to file investigational new drug (IND) applications for intravenous (i.v.) and intramuscular (i.m.) BCX4430 for the treatment of Marburg virus disease, and to conduct an initial Phase 1 human clinical trial. The contract supports the appropriate IND-enabling program and the initial clinical trial.

“Filovirus diseases such as Marburg virus hemorrhagic fever represent serious threats to national security, and the U.S. Government has prioritized the development of medical countermeasures against these diseases. We are very pleased that NIAID has selected BioCryst’s BCX4430 BSAV program as an early development project in this important field,” said Dr. William P. Sheridan, Chief Medical Officer at BioCryst.

This project will be funded in whole or in part with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, Department of Health and Human Services, under Contract No. HHSN272201300017C.

About the BSAV Program & BCX4430

The objective of BioCryst’s BSAV research program is to develop broad-spectrum parenteral and oral therapeutics for viruses that pose a threat to health and national security. The lead BSAV compound is BCX4430, an RNA dependent-RNA polymerase inhibitor that has demonstrated broad-spectrum activity for multiple viruses and a favorable preliminary preclinical safety profile. BioCryst is developing BCX4430 in collaboration with U.S. Government Agencies following the Animal Rule regulatory pathway.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in infectious and inflammatory diseases, with the goal of addressing unmet medical needs of patients and physicians. BioCryst currently has two late-stage development programs: peramivir, a viral neuraminidase inhibitor for the treatment of influenza, and ulodesine, a purine nucleoside phosphorylase (PNP) inhibitor for the treatment of gout. In addition, BioCryst has several early-stage programs: BCX4161 and a next generation oral inhibitor of plasma kallikrein for hereditary angioedema and BCX4430, a broad spectrum antiviral for hemorrhagic fevers. For more information, please visit the Company’s website at www.BioCryst.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that BioCryst or its licensees may not be able to enroll the required number of subjects in planned clinical trials of its product candidates and that such clinical trials, may not be successfully completed; that the Company or its licensees may not commence as expected additional pre-clinical studies or human clinical trials may not be commenced as expected or such studies may not be successfully completed; that the FDA may require additional studies beyond the studies planned for product candidates, or may not provide regulatory clearances which may result in delay of planned clinical trials, or may impose a clinical hold with respect to such product candidate, or withhold market approval for product candidates; that the Company may not be able to obtain additional funding for BCX4430; that government funding or other contracts for BCX4430 may have certain terms and conditions, including termination provisions, that subject the Company to additional risks; that the Company may lose current funding for the program; that the Company may not be able to continue development of BCX4430 for any number of reasons; that the Company may never file an IND for BCX4430; that any product, including peramivir may never be approved for any use by the FDA; that ongoing and future preclinical and clinical development may not have positive results; that the Company or its licensees may not be able to continue development of ongoing and future development programs; that such development programs may never result in future product, license or royalty payments being received; that the Company may not be able to retain its current pharmaceutical and biotechnology partners for further development of its product candidates or may not reach favorable agreements with potential pharmaceutical and biotechnology partners for further development of product candidates, including ulodesine; that its actual financial results may not be consistent with its expectations, including that 2013 operating expenses and cash usage may not be within management’s expected ranges. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst’s projections and forward-looking statements.

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CONTACT:    Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910